EXHIBIT 99.1

The Joint Corp. Reports Results for the Third Quarter and Year to Date 2015

Added 29 Company-Owned or Managed Clinics Year to Date, Including Four Greenfield Clinics

SCOTTSDALE, Ariz., Nov. 16, 2015 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator and franchisor of chiropractic clinics, today reported results for the quarter and year-to date ended September 30, 2015.

Third Quarter 2015 Results Highlights

  Revenue increased 128% in the third quarter to $4.1 million, as compared to $1.8 million in the same quarter last year.
  System wide Comp Sales1 for the third quarter increased by 30% over the same period last year.
  277 total clinics in operation as of September 30, 2015, an increase of 15 clinics during the quarter, and an increase of 47 clinics from September 30, 2014.
  Company-owned or managed clinics increased by six during the third quarter, to 29, including four newly-developed (greenfield) clinics (two in Tucson, Ariz. and two Los Angeles County, Calif.). There were no company-owned or managed clinics in 2014.
  Revenue of $10.1 million for the nine months ended September 30, 2015, an increase of 99% over $5.1 million in the same period last year.
  Adjusted EBITDA loss of $(4.0) million for the nine months ended September 30, 2015, compared to $(0.6) million in the same period last year.
  Net loss of $(5.4) million for the nine months ended September 30, 2015, compared to $(0.5) million in the same period last year.

"We are very pleased with our continued strong revenue growth and operational performance during the third quarter. We added six company-owned or managed clinics in the quarter, including four greenfield clinics, bringing the total number of clinics opened at September 30, 2015 to 277," remarked John B. Richards, chief executive officer of The Joint Corp. "In addition, we opened our first clinic in the Chicago area in October, and intend to open an additional seven clinics in the Chicago area, as well as an additional 12 clinics in the Los Angeles area, by the end of 2015. This is consistent with our strategy to accelerate clustering of our clinics in each market to facilitate both operational and marketing efficiencies and growth."

Third Quarter 2015 Financial Results

Revenue for the third quarter of 2015 increased 128% to $4.1 million from $1.8 million in the third quarter of the prior year due primarily to the addition and growth of 29 company-owned or managed clinics through September 30, 2015, an increase in franchised clinics from 230 at September 30, 2014, to 248 at September 30, 2015, and from revenue recognition on the termination of franchise agreements and regional developer rights.

Cost of revenue in the third quarter of 2015 increased 14% compared to the third quarter of 2014 due primarily to an increase in regional developer commissions on franchise license terminations. Cost of revenue as a percentage of sales decreased to 18% in the third quarter of 2015 from 36% in the same period last year, due to the addition of revenue from company-owned or managed clinics, and lower regional developer commissions attributable to fewer clinics opening in the period.

Selling and marketing expense increased to $0.7 million in the third quarter of 2015 compared to $0.3 million in the same period last year due to increased sales and increased advertising fund expense attributable to the company's national marketing campaign.

General and administrative expense increased to $4.3 million in the third quarter of 2015, compared to $1.1 million in the third quarter of 2014, due to increases in the number of employees to support the company's growth initiatives, professional fees for both acquisition-related expenses and public company operations,stock-based compensation and, to a lesser extent, an increase in occupancy costs due primarily to the acquisition of franchises and greenfield clinics.

Depreciation and amortization expense increased for the third quarter of 2015, compared to the same period last year due to the addition of fixed assets and intangible assets relating to acquisitions of franchises and regional developer rights.

Operating loss in the third quarter of 2015 was ($2.1) million, compared to an operating loss of ($0.3) million in the third quarter of 2014. Net loss in the third quarter of 2015 was ($1.7) million, or ($0.17) per share, compared to a net loss of ($0.2) million or ($0.04) per share in the same period last year.

Adjusted EBITDA in the third quarter of 2015 was ($1.2) million, compared to ($0.3) million in the same quarter the prior year.

As of September 30, 2015, cash and cash equivalents were $9.5 million, compared to $20.8 million at December 31, 2014.

2015 Financial Guidance

The Joint Corp. is reaffirming full year 2015 guidance previously provided on November 4, 2015 as set forth below:

  Total revenues in the range of $13.5 million to $14.5 million.
  Adjusted EBITDA loss in the range of $(7.1) million to $(6.5) million.
  Net new clinic openings in the range of 65 to 75, including 38 to 42 company-owned or managed clinics and 45 to 55 franchised clinics.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company's underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, as well as stock-based compensation expense. The company defines EBITDA as net income (loss) before net interest, taxes, depreciation and amortization expense.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company's financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in "Risk Factors" in The Joint Corps.' Annual Report on Form 10-K filed with the SEC on March 20, 2015. Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ:JYNT)

The Joint is reinventing chiropractic care by making quality alternative healthcare affordable for patients seeking pain relief and ongoing wellness. Our membership plans and packages eliminate the need for insurance, and our no-appointment policy, convenient hours and locations make care more accessible. The Joint performs more than two million spinal adjustments a year across 280+ clinics nationwide. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, YouTube and LinkedIn.

1 Comp Sales include only the sales from clinics that have been open at least 13 full months and exclude any clinics that have closed.

THE JOINT CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 9,522,013	$ 20,796,783
Restricted cash	188,431	224,576
Accounts receivable, net	605,876	704,905
Income taxes receivable	449,803	395,814
Note receivable - current portion	61,533	27,528
Deferred franchise costs - current portion	548,400	622,800
Deferred tax asset - current portion	61,000	208,800
Prepaid expenses and other current assets	151,794	375,925
Total current assets	11,588,850	23,357,131
Property and equipment, net	3,602,217	1,134,452
Note receivable, net of current portion and reserve	26,024	31,741
Deferred franchise costs, net of current portion	1,799,000	2,574,450
Intangible assets, net	2,317,484	153,000
Goodwill	2,948,363	636,104
Deposits and other assets	203,244	585,150
Total assets	$ 22,485,182	$ 28,472,028

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 1,436,350	$ 1,271,405
Co-op funds liability	159,770	186,604
Payroll liabilities	1,397,215	617,944
Notes payable - current portion	466,850	--
Deferred rent - current portion	101,498	93,398
Deferred revenue - current portion	2,275,035	1,957,500
Other current liabilities	48,254	50,735
Total current liabilities	5,884,972	4,177,586
Notes payable, net of current portion	167,500	--
Deferred rent, net of current portion	488,746	451,766
Deferred revenue, net of current portion	4,820,259	7,915,918
Other liabilities	266,592	299,405
Total liabilities	11,628,069	12,844,675
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of September 30, 2015, and December 31, 2014	--	--
Common stock, $0.001 par value; 20,000,000 shares authorized, 10,402,047 shares issued and 9,868,047 shares outstanding as of September 30, 2015 and 10,196,502 shares issued and 9,662,502 outstanding as of December 31, 2014	10,402	10,197
Additional paid-in capital	22,066,847	21,420,975
Treasury stock (534,000 shares as of September 30, 2015 and December 31, 2014, at cost)	(791,638)	(791,638)
Accumulated deficit	(10,428,498)	(5,012,181)
Total stockholders' equity	10,857,113	15,627,353
Total liabilities and stockholders' equity	$ 22,485,182	$ 28,472,028

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE JOINT CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Royalty fees	$ 1,150,574	$ 871,462	$ 3,264,278	$ 2,233,053
Franchise fees	638,000	435,000	1,862,259	1,469,500
Revenues and management fees from company clinics	1,198,397	--	2,368,866	--
Advertising fund revenue	330,502	88,031	955,480	204,141
IT related income and software fees	197,569	218,400	598,758	629,225
Regional developer fees	531,350	152,250	799,600	377,000
Other revenues	91,623	51,452	223,419	148,347
Total revenues	4,138,015	1,816,595	10,072,660	5,061,266
Cost of revenues:
Franchise cost of revenues	697,170	556,495	1,948,328	1,505,569
IT cost of revenues	48,312	97,900	134,233	233,563
Total cost of revenues	745,482	654,395	2,082,561	1,739,132
Selling and marketing expenses	693,953	324,177	2,450,976	723,955
Depreciation and amortization	421,390	52,823	822,489	141,707
General and administrative expenses	4,328,089	1,096,025	10,528,817	3,146,666
Total selling, general and administrative expenses	5,443,432	1,473,025	13,802,282	4,012,328
Loss from operations	(2,050,899)	(310,825)	(5,812,183)	(690,194)

Other income (expense):
Bargain purchase gain	384,214	--	384,214	--
Other income (expense), net	16,111	(54,599)	17,800	(58,399)
Total other income (expense)	400,325	(54,599)	402,014	(58,399)

Loss before income tax benefit	(1,650,574)	(365,424)	(5,410,169)	(748,593)

Income tax (expense) benefit	(6,148)	163,051	(6,148)	284,574

Net loss and comprehensive loss	$ (1,656,722)	$ (202,373)	$ (5,416,317)	$ (464,019)

Loss per share:
Basic and diluted loss per share	$ (0.17)	$ (0.04)	$ (0.55)	$ (0.10)

Weighted average shares	9,844,964	4,828,122	9,777,119	4,819,861

The following table presents the reconciliation of net income (loss) to Adjusted EBITDA for the three month and nine month periods ended September 30, 2015 and 2014.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Non-GAAP Financial Data:
Net loss	(1,656,722)	(202,373)	(5,416,317)	(464,019)
Interest expense	5,979	--	9,796	--
Depreciation and amortization expense	421,390	52,823	822,489	141,707
Tax expense (benefit) penalties and interest	6,148	(163,051)	6,148	(284,574)
EBITDA	$ (1,223,205)	$ (312,601)	$ (4,577,885)	$ (606,886)
Stock compensation	356,578	14,125	646,077	42,047
Acquisition related expenses	82,744	--	361,997	--
Bargain purchase gain	(384,214)	--	(384,214)	--
Adjusted EBITDA	$ (1,168,097)	$ (298,476)	$ (3,954,025)	$ (564,839)

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2015	2014
	(unaudited)	(unaudited)

Net loss	$ (5,416,317)	$ (464,019)
Adjustments to reconcile net loss to net cash	440,646	275,585
Changes in operating assets and liabilities	966,989	74,052
Net cash (used in) provided by operating activities	(4,008,682)	(114,382)
Net cash used in investing activities	(7,156,088)	(516,522)
Net cash used in financing activities	(110,000)	(511,921)
Net decrease in cash	$ (11,274,770)	$ (1,142,825)
CONTACT: Investor Contact:
         Peter Vozzo
         peter.vozzo@westwicke.com
         443-213-0505

         Media Contact:
         Marcia Rhodes
         mrhodes@acmarketingpr.com
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